Pricing Supplement No. 6          Dated October 29, 1998    Rule 424(b)(3)
CUSIP #:  15405CCB6                                         File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
                SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:    $25,000,000      Initial Interest Rate       6.72734%
Issue Price:         $25,000,000
                                       Base Rate:            1-mo. LIBOR + 1.50%
Trade Date:           October 27, 1998 Federal Funds Rate    Prime Rate
Original Issue Date:  October 30, 1998 Treasury Rate         Other (see att.)
Maturity Date:        November 1, 1999 Commercial Paper Rate

Form:     X   Book-Entry

              Certified       Interest Reset Period     Daily          Weekly              X   Monthly
              Both                                      Quarterly      Semi-Annually         Annually
Interest Determination Dates: Two London business days             Spread (+/-):   + 1.50%
                               before interest payment date        Spread Multiplier:
Interest Payment Period:      Monthly                              Alternate Rate Event
Interest Payment Dates:       1st of each month                    Spread
                              1st interest payment Dec. 1, 1998    Maximum Interest Rate:

                                                                   Minimum Interest Rate:

Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                           Redemption                              Redemption
                              Date(s)                                 Price(s)
02/01/99 and each payment date thereafter w/30 days notice             Par

Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                           Redemption                              Redemption
                              Date(s)                                 Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $287 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.